Exhibit 99.1

Contact:
Curt Stoelting
CEO
ph: 630-573-7326
or
Jody Taylor
CFO
ph: 630-573-7328

RC2 to Acquire Children’s Publishing Division of Publications
International, Limited; Addition of Early Learning Platform to
Further Strengthen RC2’s Learning Curve Brand

Oak Brook, IL – June 23, 2008 – RC2 Corporation (NASDAQ: RCRC), today announced it has signed definitive purchase agreements to acquire the Children’s Publishing Division (“CPD”) of privately-held Publications International, Ltd.

CPD based in Lincolnwood, Illinois, is one of the world’s top children’s book publishers, selling more than 10 million books annually.  CPD introduces hundreds of new titles each year and has long-standing relationships with key children’s property licensors.  CPD’s products, which include electronic books, story books, Story Reader® and Poingo™, are sold at toy, mass merchandising, warehouse clubs and book retailers throughout North America, Europe, Latin America and Asia.

CPD’s net sales for the twelve months ended March 31, 2008 were approximately $112.0 million with operating income margin in the mid-teens.  The acquisition, which is expected to close in July, 2008, is an asset purchase and is subject to regulatory approvals and other customary closing conditions.  The purchase agreement calls for payment of $163.0 million of cash.  This amount excludes transaction fees and expenses.

RC2 expects to achieve annual integration cost savings ranging from $8.0 million to $10.0 million within 24 months of completing the acquisition.  In addition, the asset purchase allows for a tax basis step-up which will provide an estimated annual future tax benefit of $2.5 to $3.0 million.  This transaction is expected to be accretive with the initial estimated incremental earning per share increases ranging from $0.15 to $0.20 in 2008 and $0.30 to $0.40 in 2009.  These earning per share increases are dependent on estimated future earnings, the timing of integration cost savings and the impact of preliminary purchase price allocations and estimated intangible amortization.  Due to the seasonal nature of sales, the timing of closing this transaction and the timing of achieving cost savings, there could be some earnings per share dilution in individual quarters. RC2 plans to provide a combined 2008 full year financial outlook after closing this transaction and releasing its second quarter results in July.

This transaction and future working capital needs are expected to be financed with a new syndicated senior secured credit facility for $325 million led by Bank of Montreal, the lead bank in the Company’s existing senior credit facility.  The Company expects that its net debt to EBITDA (earnings before interest, taxes, depreciation and amortization) ratio will be less than 3.0 times at closing.

Commentary
Curt Stoelting, CEO of RC2, said, “We are truly excited to be announcing the signing of the CPD transaction today.  This transaction is consistent with our strategic plan to complete synergistic acquisitions which strengthen and diversify RC2’s business.

“The children’s publishing business is a strong strategic fit with our Learning Curve brand and creates an early learning platform which complements both our Mom, Infant and Toddler and Preschool product segments.  CPD’s children’s book portfolio and its licensing relationships will leverage RC2’s operating infrastructure and enhance the growth opportunities for our Learning Curve brand.

“CPD’s products and the team members joining RC2 will enhance our strategy of building consumer loyalty with branded products that encourage repeat purchases because they are fun to own and use.  The addition of CPD will allow RC2 to provide additional learning solutions to children and their parents.”

Stoelting concluded, “As we look forward, we expect CPD to be accretive to earnings in 2008 and the future.  CPD will further improve RC2’s competitive position in the early learning market, create a platform for new lines of early learning products and create additional opportunities for international expansion.”

Richard Maddrell, President of Publications International, Limited, said, “RC2 is the ideal long-term home for our children’s publishing business and the dedicated personnel who have built this business over the past 15 years.  We expect a smooth transition of the children’s business to RC2 and believe that as part of RC2’s Learning Curve brand, this business is well positioned for meaningful future growth.”

Robert W. Baird & Co. served as financial advisor to RC2 in connection with this acquisition.  J.P. Morgan Securities Inc. served as financial advisor to Publications International, Ltd.

Conference Call and Web cast Information
The Company will hold a conference call with a presentation at 2:00 p.m. EDT on  Monday, June 23, 2008.  The dial-in number is 877-718-5104 for domestic participants or for international participants, 719-325-4800.  Reference passcode 2848830.  To access the presentation, go to https://www.livemeeting.com/cc/vcc/join?id=2848830&role=attend&pw=A284883.
The Company recommends joining the call and presentation 15 minutes early for registration and to download any software.

If you are unable to participate in Monday’s conference call, playback of the call will be available beginning at 5:00 p.m. EDT, June 23 through June 28 at 12:00 a.m. EDT.  To hear the playback of the call, dial 888-203-1112 (domestic) or 719457-0820 (international) and enter passcode 2848830.

Company Description
RC2 Corporation (www.rc2.com) is a leading designer, producer and marketer of innovative, high-quality toys, collectibles, and infant and toddler products.  RC2’s infant, toddler and preschool products are marketed under its Learning Curve® (www.learningcurve.com) family of brands which includes The First Years by Learning Curve and Lamaze brands as well as popular and classic licensed properties such as Thomas & Friends, Bob the Builder, Winnie the Pooh, John Deere, Nickelodeon and Sesame Street.  RC2 markets its youth and adult products under the Johnny Lightning® (www.johnnylightning.com) and Ertl® (www.ertl.com) brands. RC2 reaches its target consumers through multiple channels of distribution supporting more than 25,000 retail outlets throughout North America, Europe, Australia, and Asia Pacific.

Forward Looking Statements

Certain statements contained in this release are considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to the following: the risk that the charges and expenses the Company expects relating to its recalls may increase based on the amount of inventory of affected products at retailers, the amount of affected products that may be returned by consumers and the cost of providing replacement products to consumers and retailers; the effect of the recalls on the Company's relationship with the licensors and the resolution of any claims or determinations made by such licensors including renewal and retention of licenses; the outcome of the class action lawsuits that have been filed against the Company related to the recalls and the possibility of potential new claims or litigation; the Company may not be able to manufacture, source and ship new and continuing products on a timely basis; the Company is dependent upon timely shipping of product and unloading of product through West Coast ports as well as timely rail/truck delivery to the Company’s warehouse and/or customers’ warehouses; increases in the cost of raw materials used to manufacture the Company’s products and increases in freight costs could increase the Company’s cost of sales and reduce the Company’s gross margins; currency exchange rate fluctuations, particularly in the Chinese Renminbi or the Hong Kong dollar, could increase the Company’s expenses; customers and consumers may not accept the Company’s products at prices sufficient for the Company to profitably recover development, manufacturing, marketing, royalty and other costs; the inventory policies of retailers, together with increased reliance by retailers on quick response inventory management techniques, may increase the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight shipping schedules; competition in the markets for the Company's products may increase significantly; the Company is dependent upon continuing licensing arrangements with owners of popular and classic licensed properties such as Thomas & Friends, Bob the Builder, Winnie the Pooh, John Deere, Nickelodeon and Sesame Street, vehicle manufacturers, agricultural equipment manufacturers and other licensors; the Company may experience unanticipated negative results of litigation; the Company relies upon a limited number of independently owned factories located in China to manufacture a significant portion of its products; the Company is dependent upon the continuing willingness of leading retailers to purchase and provide shelf space for the Company's products; and general economic conditions in the Company's markets.  Such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.  The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.